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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                                 SEC FILE NUMBER
                                     0-11736

                                  CUSIP NUMBER
                                    261570105

                           NOTIFICATION OF LATE FILING

(Check one): |X| Form 10-K  |_| Form 20-F   |_| Form 11-K   |_| Form 10-Q
             |_| Form 10-D  |_| Form N-SAR  |_| Form N-CSR

      For Period Ended: July 28, 2007
                         -------------
      |_|   Transition Report on Form 10-K
      |_|   Transition Report on Form 20-F
      |_|   Transition Report on Form 11-K
      |_|   Transition Report on Form 10-Q
      |_|   Transition Report on Form N-SAR
      For the Transition Period Ended:

Read attached instruction sheet before preparing form. Please print or type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

                              THE DRESS BARN, INC.
                             Full Name of Registrant

                            Former Name if Applicable

                                30 Dunnigan Drive
                                -----------------
            Address of Principal Executive Office (Street and Number)

                                Suffern, NY 10901
                                -----------------
                            City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate) |X|

     | (a)  The reasons described in reasonable detail in Part III of this form
     |      could not be eliminated without unreasonable effort or expense;
     |
     | (b)  The subject annual report, semi-annual report, transition report on
|X|  |      Form 10-K, Form 20F, Form 11-K, Form N-SAR or Form N-CSR, or portion
     |      thereof, will be filed on or before the fifteenth calendar day
     |      following the prescribed due date; or the subject quarterly report
     |      or transition report on Form 10-Q or subject distribution report on
     |      Form 10-D, or portion thereof, will be filed on or before the fifth
     |      calendar day following the prescribed due date; and
     |
     | (c)  The accountant's statement or other exhibit required by Rule
     |      12b-24(c) has been attached if applicable.

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PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Dress Barn, Inc. (the "Company") requires additional time to complete the consolidated financial statements for the Company's fiscal year ended July 28, 2007 and the Annual Report on Form 10-K for such period, due to the need to restate the July 29, 2006 balance sheet for classification errors related to the Company's convertible senior notes.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            Reid Hackney              845                   369-4601
        --------------------  --------------------    --------------------
             (Name)              (Area Code)           (Telephone Number)



(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If
       answer is no, identify report(s).        Yes |X| No |_|

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes |_| No |X|

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                                               The Dress Barn, Inc.
                                               --------------------
                                   (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


                             By:  /s/ ARMAND CORREIA
                                  ---------------------------------------------
Date: September 26, 2007          Name:    Armand Correia
                                  Title:   Senior Vice President and Chief
                                           Financial Officer

                                  ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).